UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2007

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Explanatory Note: This Form 8-K/A is being filed to correct typographical errors under Item 5.02(c) in the Form 8-K that was filed on May 3, 2007. The corrected disclosure is set forth below.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 3, 2007, the board of directors of the Company appointed Lawrence J. Blanford to the positions of president and chief executive officer of the Company and as a member of the board of directors. Mr. Blanford is 53 years old and has not previously held any position or office with the Company.

A copy of the press release announcing Mr. Stiller's resignation and Mr. Blanford's appointment is attached hereto as Exhibit 99.2.

Blanford joins Green Mountain Coffee with more than 10 years of experience as a senior executive leading companies that delivered high growth. Most recently, he held the position of Chief Executive Officer at Royal Group Technologies Ltd. (RYG.SV-TVX; RYG-NYSE), an approximately $2 billion (Canadian) North American building products and home improvements company. Prior to the Royal Group, he was President and Chief Executive Officer of Philips Consumer Electronics North America, where he was responsible for sales of approximately $2 billion. During Mr. Blanford's tenure with both Royal Group and Philips North America, he instilled a strong strategic and operational planning discipline, which helped drive profitable sales growth. Previous to Philips, he held positions that included President of Maytag Appliances, President of Maytag International and Vice President of Marketing and National Account Sales for the Building Insulation Division of Johns Manville as well as various management positions earlier in his career at Procter & Gamble. He has a strong track record of introducing innovative products under strong brands, including Flat TV™ from Philips and Maytag Neptune™ horizontal frontload washing machine. Mr. Blanford holds a degree in Chemical Engineering from the University of Cincinnati and an MBA from Xavier University in Cincinnati.

On May 3, 2007, Mr. Blanford commenced his employment as the president and chief executive officer of the Company. Pursuant to the terms of the employment, Mr. Blanford is entitled to the following compensation related benefits:

  Initial base salary of $525,000 per annum, increasing to $575,000 per annum beginning October 1, 2007.
  Participation in the Company's Short Term Incentive Plan ("STIP") made available to senior executives of the Company, with a target bonus of 100% of Mr. Blanford's base salary, which shall be subject to and payable in accordance with the terms of the STIP as previously disclosed in the Company's Form 8-K filing on March 21, 2007.
  An option to purchase 70,000 shares of the Company's common stock to be granted on May 4, 2007, with an exercise price equal to fair market value on the date of the grant. The shares subject to the option will vest in 20% installments on each of the first five anniversaries of the date of the grant, provided that Mr. Blanford remains employed with the Company on each vesting date.
  Participation in the Company's Long-Term Incentive Plan ("LTIP"), which the Company expects to implement in fiscal 2007, pursuant to which, after completing one full year of service, Mr. Blanford will be eligible to receive approximately 150% of base salary payable in the form of a combination of stock option grants and restricted stock units, as mutually agreed upon by the Company, the members of the board of director's compensation committee, and Mr. Blanford. The LTIP bonus will vest over four years, in accordance with and subject to the terms of the LTIP, as then in effect and as amended from time to time.
  If, within the first 12 months of employment, Mr. Blanford's employment is terminated by the Company other than for cause or by Mr. Blanford for good reason, Mr. Blanford would be entitled to severance benefits equal to 18 months of base salary at the rate in effect upon termination. If, after 12 months of employment, Mr. Blanford's employment is terminated by the Company other than for cause or by Mr. Blanford for good reason, he would be entitled to receive 12 months of base salary at the rate in effect upon termination. If a change of control of the Company occurs and, within 12 months of such change of control, the Company terminates Mr. Blanford's employment or Mr. Blanford terminates his employment for good reason, Mr. Blanford would be entitled to receive 24 months of base salary at the rate in effect upon termination and all of Mr. Blanford's outstanding equity awards would become exercisable. If, within six months following a change in control, Mr. Blanford elects to terminate his employment other than for good reason, he would be entitled to receive 12 months of base salary at the rate in effect upon termination and all of Mr. Blanford's outstanding equity awards would become exercisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: May 4, 2007